Exhibit 10.2

 EXECUTION COPY

Employment Agreement

This Employment Agreement (“Agreement”) is made as of December 14, 2017 (the “Effective Date”), between Neurotrope BioScience, Inc., a Delaware corporation, (the “Company”), and Charles Ryan, an individual, (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Position and Duties.

(a)           The Executive shall serve as the Chief Executive Officer of the Company reporting to the Board of Directors (the “Board”) of the Company’s parent, Neurotrope, Inc., a Nevada corporation, (“Neurotrope”). The Executive’s primary work location will be Princeton, New Jersey. The Company’s current offices are located in New York, New York, but Executive will have discretion to establish an office in Princeton, New Jersey, subject to the Board’s approval. In addition, Executive will be required to travel as necessary in order to perform his duties as Chief Executive Officer.

(b)           The Board will appoint the Executive at its meeting scheduled December 14, 2017 to serve as a director on the Board commencing on the Effective Date and thereafter agrees to propose to the shareholders of Neurotrope at each appropriate annual meeting of the shareholders during the Term, to ratify the election as a director and to reelect the Executive as a director of the Board. In addition, without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s subsidiaries or affiliates if so elected or appointed from time to time. Upon termination of his employment with the Company for any reason, at the Board’s written request, the Executive shall resign as a member of the Board and shall resign from any other positions, offices and directorships he may have with the Company or any of its subsidiaries or affiliates.

(c)           The Executive shall perform those services customary to these offices and such other lawful duties that may be reasonably assigned to him from time to time by the Board, provided those duties are consistent with the Executive’s position and authority. The Executive shall devote his best efforts and substantially all of his business time to the performance of his duties under this Agreement and the advancement of the business and affairs of the Company and shall be subject to, and shall comply in all material respects with, the policies of the Company applicable to him. Notwithstanding the foregoing, Executive will be entitled to: (a) continue to serve as a member of the board of directors of Applied DNA Sciences, Inc. and BioRestorative Therapies, Inc. (together the “Permitted Boards”) until Executive’s resignation from the Permitted Boards; (b) serve as a member of the board of directors for a single public company following Executive’s resignation from the Permitted Boards subject to the prior approval of the Board, which approval will not be unreasonably withheld; (c) serve on civic, charitable, educational, religious, public interest or public service boards; and (d) manage the Executive’s personal and family investments, in each case, to the extent such activities, whether individually or in the aggregate, do not materially interfere or conflict, as determined by the Board in good faith, with the performance of the Executive’s duties and responsibilities under this Agreement.

2.           Term. Executive’s employment hereunder shall be for a term of four years commencing as of February 15, 2018 and ending on February 14, 2022, unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the “Term”). If the Executive continues in the employ of Company after the end of the Term, the Executive’s employment shall be on an at-will basis.

3.           Compensation and Related Matters.

(a)           Base Salary. The Executive’s initial annual base salary shall be $425,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time.

(b)           Annual Bonus. During the Term, in respect of each fiscal year that ends during the Term commencing with the 2018 fiscal year, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) under the Company’s annual bonus plan (as in effect from time to time for senior executives), to the extent earned based on performance against performance criteria. The performance criteria for any particular fiscal year shall be determined by the Board after consultation with the Executive no later than sixty (60) days after the commencement of the relevant fiscal year. The performance criteria adopted for each fiscal year shall be deemed an amendment to this Agreement and appended as an exhibit without further action by either party. The Executive’s target annual bonus opportunity shall be fifty percent (50%) of the Executive’s then current Base Salary as of the beginning of the applicable performance period (the “Target Bonus”) if target levels of performance for that year are achieved. The Executive’s Annual Bonus for a bonus period shall be determined by the Board after the end of the applicable bonus period and shall be paid to the Executive in the year following the year to which such Annual Bonus relates when annual bonuses for that year are paid to other senior executives of the Company generally. Except as provided in Section 5(b) and (c), the Executive must be actively employed by the Company on the date on which an Annual Bonus is paid as a condition of receiving the Annual Bonus. The Annual Bonus for the 2018 fiscal year will be prorated based on the portion of the fiscal year that the Executive was actually employed from the Start Date.

(c)           Initial Equity Grant. Subject to approval by the Board, on the Effective Date, Neurotrope shall grant to Executive an option (the “Initial Grant”) pursuant to the Neurotrope, Inc. 2017 Equity Incentive Plan (the “Equity Plan”) for the purchase of 157,918 shares of common stock of Neurotrope at an exercise price per share equal to the Fair Market Value of a share on the date of grant, as determined under the Equity Plan. Subject to the Executive’s continued employment or service as a director through each applicable vesting date, the Initial Grant shall vest and become exercisable in accordance with the following schedule: 1/2 of the Initial Grant shall vest and become exercisable on the Effective Date, and thereafter shall vest daily over the next 4 years. The Initial Grant shall be subject to and be governed by the terms of the Equity Plan and an option award agreement to be provided by Neurotrope.

(d)           Additional Equity Grants. On or as soon as practicable following each of the first and second anniversaries of the Effective Date and subject to the approval by the Board, Neurotrope will grant to Executive additional option grants pursuant to the Equity Plan (the “2018 Follow On Grant” and the “2019 Follow On Grant” respectively and collectively, the “Follow On Grants”). Each Follow On Grant will grant the Executive an option to purchase that number of shares equivalent to 1% of Neurotrope’s outstanding equity as of the applicable grant date at an exercise price per share equal to the Fair Market Value of a share on that grant date, as determined under the Equity Plan. The 2018 Follow On Grant shall vest and become exercisable daily over the 3 years following the grant date. The 2019 Follow On Grant shall vest and become exercisable daily over the 2 years following the grant date. Each of the Follow On Grants shall be subject to and be governed by the terms of the Equity Plan and an option award agreement to be provided by Neurotrope. To the extent the number of shares subject to any grant exceeds the number of shares then authorized under the Equity Plan, the Board shall seek shareholder approval to increase the number of shares authorized under the Equity Plan. The Executive may be eligible to receive future stock options grants as the Board may deem appropriate in its sole and absolute discretion as part of special grants and as part of the Company’s annual long term incentive/performance grant program following 2020.

(e)           Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f)           Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company.

(g)           Vacation. The Executive shall be entitled to accrue up to 25 paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

(h)           Attorneys’ Fees. The Company shall reimburse Executive for the attorneys’ fees and costs incurred by him in connection with the drafting, review and negotiation of this Agreement within fifteen (15) days following Executive’s submission to the Company of invoices evidencing such fees and costs, subject to a cap of $15,000.

(i)           Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(j)           Clawback Policy. Any amounts paid pursuant to this Agreement shall be subject to recoupment in accordance with any clawback policy that the Company or Neurotrope has adopted or is required in the future to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

4.           Termination. The Executive’s employment may be terminated and this Agreement terminated under the following circumstances:

(a)           Death. The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability. The Company may terminate the Executive’s employment on thirty (30) days’ prior notice if the Executive becomes subject to a Disability, unless the Executive is able to return to his full time duties as Chief Executive Officer prior to the end of the thirty (30) day notice period. For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position as Chief Executive Officer, with or without a reasonable accommodation, for a period of 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period.

(c)           Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive’s: (i) breach of a fiduciary duty owed by the Executive to the Company, Neurotrope or their respective shareholders; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) the Executive’s failure to comply with the written, lawful instruction of the Board; (iv) fraud, embezzlement or other dishonesty with respect to the Company or its affiliates (but with respect to dishonesty, excluding the de minimis use of Company resources or services for personal reasons); (v) commission, indictment, conviction, plea of nolo contendere, guilty plea, or confession to any felony or any crime based upon an act of fraud, embezzlement or moral turpitude; (vi) the Executive’s breach of a written policy of the Company or Neurotrope; (vii) the Executive being under the influence of alcohol during working hours or under the influence of controlled substances at any time unless taken pursuant to a valid prescription provided by a medical professional, or (viii) a material breach of this Agreement, provided that with respect to conduct subject to (ii), (iii), (vi) or (viii), if curable, shall not constitute Cause unless the Board has provided the Executive with written notice of the acts or omissions giving rise to a termination of his employment for Cause and the Executive fails to correct the act or omission within thirty (30) days after receiving the Company’s notice (the “Cure Period”).

(d)           Termination by the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon contemporaneous written notice.

(e)           Termination by the Executive without Good Reason. The Executive may terminate his employment at any time for any reason other than a Good Reason, upon thirty (30) days prior written notice.

(f)           Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means: (i) a material reduction in the Executive’s Base Salary; (ii) a material diminution in the Executive’s responsibilities as Chief Executive Officer, including a material change in the Executive’s reporting relationship as set forth in Section 1 of this Agreement, provided that if the Company is acquired and the Company becomes a division of a larger business entity, the requirement that the Executive report to a more senior executive of the acquirer will not be deemed “Good Reason” if the Executive continues as the senior executive officer of the Company; (iii) the requirement that the Executive relocate his primary place of employment more than 50 miles from Princeton, New Jersey (unless such location is closer to the Executive’s primary residence); or (iv) the Company’s material breach of this Agreement; provided that, within sixty (60) days of the Company’s act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within the thirty (30) day Cure Period following receipt of the Executive’s written notice and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive’s notice.

(g)           Termination Date. The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), thirty (30) days following the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to a Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the Cure Period; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), thirty (30) days after the date on which the Executive provides the Company a written termination notice, and (vii) if the Executive resigns his employment without Good Reason under Section 4(f), the date stated in the notice, provided such date is not less than thirty (30) days or more than sixty (60) days after the date on which the Executive provides the Company a written termination notice.

5.           Compensation upon Termination.

(a)           Termination by the Company for Cause; by the Executive without Good Reason. If the Executive’s employment with the Company is terminated pursuant to Sections 4(c) or (e), the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, accrued but unused vacation, unpaid expense reimbursements, any earned but unpaid Annual Bonus and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b)           Death; Disability. If, prior to the expiration of the Term, the Executive’s employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to the following subject to Section 5(d):

(i)           The Company shall pay the Executive the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii)         The Company shall pay the Executive a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365).

(c)           Termination by the Company without Cause, by the Executive with Good Reason. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall be entitled to the following subject to Section 5(d):

(i)           The Company shall pay the Executive the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii)         The Company shall pay the Executive severance in an amount equal to twelve (12) months of the Executive’s Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for Executive’s resignation for Good Reason includes Section 4(f)(i)).

(iii)        The Company shall pay the Executive the Annual Bonus for the fiscal year in which the Executive’s termination occurs based on the actual achievement of performance criteria for that year.

(iv)        Subject to the Executive’s timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

(v)         If the Executive’s employment is terminated without Cause as provided in Section 4(d) or the Executive terminates his employment for Good Reason as provided in Section 4(f) within the three (3) month period preceding, on or within twelve (12) months following the consummation of a Change of Control (as that term is defined in the Equity Plan), then in addition to the benefits set forth in Sections 5(i) through 5(iv), the Executive will fully vest in the right to purchase all of the shares subject to the Initial Grant and the Follow On Grants effective as of the Termination Date.

(d)           Mutual Release; Payment. The payments and benefits provided for in Sections 5(b) and (c) shall be conditioned on the Executive or, in the event of his death, his estate, executing and delivering to the Company a full mutual release of all claims that the Executive, his heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, and of all claims that the Company shall have against the Executive, his heirs and assigns, in a form reasonably acceptable to the Company and the Executive (the “Release”). The Release must become enforceable and irrevocable on or before sixtieth (60th) day following the Termination Date. The Company shall execute the Release on the date that the Executive executes the Release. If the Executive (or his estate) fails to execute without revocation the Release, he shall be entitled to the Accrued Obligations only and no other benefits under Sections 5(b) and (c). The severance provided under Section 5(c)(ii) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable and will be paid in accordance with the Company’s normal payroll practices. If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one year and ends in the following year, the Company shall commence payment of the severance installments in the second year in the later of January and the first month the first calendar month following the month in which the Release becomes effective and irrevocable. The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination Date occurs. The prorated Annual Bonus payable in Section 5(b)(ii) and the Annual Bonus payable 5(c)(iii) shall be paid when Annual Bonuses are paid to other senior executives of the Company generally.

6.           Section 409A Compliance.

(a)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           To the extent that any of the payments or benefits provided for in Section 5(b) or (c) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i)           Any termination of the Executive’s employment triggering payment of benefits under Section 5(b) or (c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service, any benefits payable under Section 5(b) or (c) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service. For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)         Because the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b) or (c) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b) or (c) of this Agreement.

(iii)        It is intended that each installment of the payments and benefits provided under Section 5(b) and (c) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. In particular, the installment severance payments set forth in Section 5(b)(ii) of this Agreement shall be divided into two portions. That number of installments commencing on the first payment date set forth in Section 5(d) of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. §1.409A-1(b)(9)(iii) as an involuntary separation plan. The remainder of the installments shall be paid in accordance with Sections 6(b)(i) and (ii) above.

(iv)        Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7.           Excess Parachute Payments.

(a)           To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)           If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 8(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

8.           Confidentiality and Restrictive Covenants.

(a)          The Executive acknowledges that:

(i)           The Company is engaged in the field of researching, developing, manufacturing, distributing, marketing and selling pharmaceutical compounds intended to treat Alzheimer’s disease and any orphan diseases the Company pursues, any other businesses as conducted during Executive’s employment and as of the Termination Date or any additional business which, as of the Termination Date, the Company actively plans to enter (the “Business”);

(ii)         the Business in which the Company is engaged is intensely competitive and that his employment by the Company will require that he have access to and knowledge of confidential information of the Company, including, but not limited to, certain/all of the Company’s formulas, patterns, compilations, compounds, clinical trials, methods, techniques, processes, business plans, customer lists, customer data, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, price lists and pricing strategies, financial data, product development plans, rules and regulations, personnel information, and any other trade secrets or confidential or proprietary information, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”);

(iii)        the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(iv)        by his training, experience and expertise, the Executive’s services to the Company will be special and unique; and

(v)         if the Executive leaves the Company’s employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b)           Covenant Against Disclosure. All Confidential Information relating to the Business of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company.

(c)           Return of Company Documents. On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d)           No Competition. During the Term and through the first anniversary of the Termination Date for any reason, the Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with the Business conducted by the Company within any area in which the Company conducts its business on the date that the Executive’s employment with the Company terminates. Notwithstanding the foregoing, the Executive’s ownership of securities of a public company engaged in competition with the Company’s Business not in excess of two percent (2%) of any class of such securities.

(e)           Further Covenant. During the Term and through the first anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i)           persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii)         solicit for himself or any entity the business of a customer of the Company, or solicit any business which was a customer of the Company in competition with the Company’s Business within twelve (12) months prior to the termination of the Executive’s employment; or

(iii)        persuade or attempt to persuade any employee of the Company to leave the employ of the Company, or hire or engage, directly or indirectly, any individual who was an employee of the Company within one (1) year prior to the Executive’s Termination Date.

9.           Intellectual Property.

(a)           Works for Hire. All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by the Executive or developed by the Executive in the course of his employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Executive’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act. The Executive agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of this employment with the Company through to the Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.

(b)           Assignment. To the extent, if any, that the Executive retains any right, title or interest with respect to any Creations delivered to the Company or related to his employment with the Company, the Executive hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Executive, or not to identify his, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c)           Disclosure. The Executive will promptly inform the Company of any Creations he conceives or develops during the Term. The Executive shall (whether during his employment or after the termination of his employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Executive hereby irrevocably appoints the Company and any of its officers as his attorney in fact to undertake such acts in his name). The Executive’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse the Executive for any out-of-pocket expenses (but not attorneys’ fees except in accordance with the Company’s obligation to indemnify the Executive) he incurs in connection with his compliance with this Section.

10.         Whistleblower; Defend Trade Secrets Act. Nothing in Sections 8 or 9 or any other provision of this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) is solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.         Disputes.

(a)           Any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and you will share the AAA administrative fees, the arbitrator’s fee and expenses, and each party will pay its own attorneys’ fees.

(b)           Notwithstanding the foregoing, the Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the covenants set forth in Sections 8 and 9, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Executive breaches, or proposes to breach, Sections 8 or 9, the Company shall be entitled, in addition to all other remedies the Company may have, to a temporary, preliminary or permanent injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company from any court having competent jurisdiction over either party.

(c)           The Executive and the Company each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, in the event of any breach or threatened of Sections 8 or 9 and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(d)           BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(e)           The prevailing party shall be entitled to reasonable attorneys’ fees and costs in connection with any action filed under Section 11.

12.         Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13.         Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.         Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.         Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

19.         Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

20.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

NEUROTROPE BIOSCIENCE, INC.

By:	/s/ Joshua Silverman
Name: Joshua Silverman
Title: Chairman

EXECUTIVE

/s/ Charles Ryan
Charles Ryan